EXHIBIT 99.1

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC. TO CLOSE 25 STORES AS PART OF TURNAROUND STRATEGY

MONTVALE, N.J. – August 13, 2010 – The Great Atlantic & Pacific Tea Company, Inc. (A&P, NYSE Symbol: GAP) today announced that it will close 25 stores in five states as the Company begins the implementation and execution phase of its comprehensive turnaround. The affected stores include locations in close proximity to other Company stores, those facing real estate and cost issues, and underperforming non-core stores. The store closures are expected to be completed in the Company’s fiscal third quarter.

A&P President and Chief Executive Officer Sam Martin said, “As part of our turnaround, we have initiated a detailed review of our store footprint and have decided to close these 25 locations. While this was a very difficult decision that will unfortunately impact some of our customers, partners, communities and employees, these actions are absolutely necessary to strengthen A&P’s operating foundation and improve our performance going forward. We will help our affected colleagues pursue other positions across the Company should open positions be available.”

As part of the store closure process, the Company will encourage loyal customers to shop at its other stores within or in close proximity to their communities.

Mr. Martin continued, “We are moving forward aggressively to advance our turnaround and position A&P for a strong future. Even as we reduce our store base and drive efficiencies across our Company, A&P continues to remodel stores and take other important steps to enhance our customers’ experience across our store formats. To this end, we are set to re-open two newly remodeled stores in the coming month.”

The Company’s operational and revenue-driven turnaround initiative, which was announced late last month, is designed to generate sustained profitability and cash flow, drive sales growth, restore competitive margins to the business and strengthen the foundation of the Company for the long term.

About A&P
Founded in 1859, A&P is one of the nation’s first supermarket chains. The Company currently operates 429 stores in 8 states and the District of Columbia under the following trade names: A&P, Waldbaum’s, Pathmark, Pathmark Sav-a-Center, Best Cellars, The Food Emporium, Super Foodmart, Super Fresh and Food Basics.

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Investor Contact:
Krystyna Lack
Vice President, Treasury Services
(201) 571-4320

Press contact:
Lauren La Bruno
Senior Director, Public Relations
(201) 571-4453

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